EXHIBIT 99.1
W. P. Carey & Co. Announces Merger of Income Generating REITs
Transaction Provides CPA®:12 Investors Liquidity
Represents Twelfth Successful Liquidation of an Affiliated CPA® Fund
97% Percent of Voting Shares Approve Merger
December 1, 2006
NEW YORK — December 1, 2006 — Investment firm W. P. Carey & Co. LLC (NYSE: WPC) announced today that shareholders of Corporate Property Associates 12 Incorporated (CPA®:12) and Corporate Property Associates 14 Incorporated (CPA®:14), members of the W. P. Carey Group of companies, have each approved the merger of the two companies. CPA®:14 will be the surviving company. The merger closed on December 1, 2006.
The merger represents the twelfth successful liquidation of a W. P. Carey fund since 1998. Under the terms of the merger, CPA®:12 shareholders of record on November 30, 2006 received a special cash distribution of $3.19 per share and, in addition, for shareholders of record as of October 20, 2006 the choice of either another $10.30 in cash or 0.8692 shares of CPA®:14. CPA®:12 shareholders holding 31.8 percent of the outstanding shares elected the cash option, while the remainder will receive shares of CPA®:14. CPA®:12’s average annual return over the fund’s twelve-year history is 10.91 percent.
Immediately prior to the merger, W. P. Carey & Co. LLC, the manager and advisor to the CPA® series of funds, acquired a whole or partial interest in 37 properties from CPA®:12 for approximately $126 million, which includes the assumption of debt. These properties, totaling approximately 1.7 million square feet, consist primarily of office, industrial, retail and warehouse facilities located in the United States and France. The lease terms of the properties to be acquired by W. P. Carey & Co. LLC expire before 2013. CPA®:12 and CPA®:14 are each managed by W. P. Carey & Co. LLC.
Upon completion of the merger, CPA®:14 will issue approximately 18,470,351 shares of CPA®:14 common stock and approximately $102 million in cash and will acquire 87 properties located in 25 states, totaling approximately 6.6 million square feet. These properties have lease terms of greater than eight years. The price paid for CPA®:12’s properties was based on an appraisal performed by a third party appraiser.
“We are very pleased to have completed the liquidation of our 12th fund over the past 27 years of managing the CPA® series and to have been able to offer a transaction that was strongly endorsed by the shareholders of both CPA®:12 and CPA®:14,” said Gordon F. DuGan, President and Chief Executive Officer of W. P. Carey & Co. LLC. “We are also extremely proud of our track record of providing investors of our affiliated REITs with rising income and liquidity of their investment. Twelve of our funds have now gone full-cycle to liquidity and have provided shareholders an average annual return of 11.56 percent.”
Edward V. LaPuma, President of CPA®:14, said, “This merger will provide our investors with a more diversified portfolio and an asset base in excess of $2.1 billion. I want to welcome our new investors to the CPA®:14 family as we look to meet their investment expectations.”
Founded in 1973, W. P. Carey & Co. LLC is a leading global real estate investment firm. The Company provides asset management services to its CPA® series of income generating real estate funds. With over $4 billion in equity capital, the W. P. Carey Group is one of the largest providers of net lease financing for corporations worldwide. The Group owns more than 700 commercial and industrial properties in 13 countries, representing approximately 94 million square feet, valued at approximately $8 billion. www.wpcarey.com
This press release contains forward-looking statements within the meaning of the Federal securities laws. A number of factors could cause the company’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for commercial properties; interest rate levels; the availability of financing; and other risks associated with the acquisition and ownership of properties, including risks that the tenants will not pay rent, or that costs may be greater than anticipated. For further information on factors that could impact the company, reference is made to the company’s filings with the Securities and Exchange Commission.